Exhibit 99.1

NGL ENERGY PARTNERS LP

ANNOUNCES AGREEMENT WITH SEMSTREAM L.P. TO EXPAND

MIDSTREAM BUSINESS SEGMENT

Tulsa, Oklahoma — August 31, 2011 — NGL Energy Partners LP (NYSE:NGL) announced today that it has signed an agreement with SemStream L.P. (“SemStream”), a subsidiary of SemGroup Corporation (NYSE:SEMG), whereby SemStream will contribute substantially all of its natural gas liquids business and assets to NGL for common units and cash.  In addition, SemStream will acquire an interest in the general partner of NGL.  SemStream will have the right to appoint two members to the board of directors of the general partner.

Stephen Tuttle, President of the Midstream Division, stated, “This transaction will increase the number of terminals owned by the Partnership from three to fifteen, significantly expanding our midstream segment from the Mid-Continent to the West Coast, including Washington and Arizona. These assets generate fee-based revenues and complement our current wholesale supply and marketing business.  In addition, we welcome all of the current SemStream employees to the NGL family and believe the combined teams will provide one of the strongest platforms for delivering NGLs in today’s marketplace.”

At closing, NGL will issue approximately 8,950,000 common units to SemStream for the assets.  In addition, up to a maximum of $100 million in cash will be paid in connection with working capital acquired. The cash working capital payment will be financed from borrowings under NGL’s amended revolving credit facility. The transaction is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions and is expected to close in the fourth quarter of 2011.  NGL expects this transaction to be accretive to its unitholders.

Brian Pauling, Chief Operating Officer of the Midstream Division, said, “These assets and operations will provide balance between our business segments and continue the geographic expansion of our operation.  This will position NGL to take advantage of opportunities arising from the expanding liquids rich shale plays throughout North America.

The assets include 12 natural gas liquids terminals, located in Arizona, Arkansas, Indiana, Minnesota, Missouri, Montana, Washington and Wisconsin, with over 12 million gallons of above ground propane storage, approximately 3.7 million barrels of underground leased storage for natural gas liquids, and a rail fleet of approximately 350 leased and 12 owned cars.

A conference call to discuss the SemStream transaction is scheduled for 2:00 p.m. Central Time on September 1, 2011. Analysts, investors and other interested parties may access the conference call by dialing (800) 265-0241and providing access code77961529.  An audio replay of the conference call will be available for 7 days beginning at 5:00 p.m. Central Time on September 1, 2011 and can be accessed by dialing (888) 286-8010 and providing access code 90511448.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership formed in September 2010 through the merger of Hicksgas and NGL Supply.  The Partnership owns and operates a vertically integrated energy business with three operating segments: midstream, wholesale supply and marketing and retail propane.  NGL completed its initial public offering in May 2011. For further information visit the Partnership’s website at www.nglenergypartners.com.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including statements relating to the expected accretive value of the transaction and number of common units expected to be outstanding, estimated closing date, and the right to appoint two members to the board of directors of our general partner. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.nglenergypartners.com.

Contact:

Craig S. Jones

Chief Financial Officer

(918) 477-0532

Craig.Jones@nglep.com